HOLLYWOOD ENTERTAINMENT COMPANY AND HOLLYWOOD
MANAGEMENT COMPANY

INCOME TAX ALLOCATION AGREEMENT

This agreement, dated as of January 1, 1998, is entered into between Hollywood Entertainment Company, an Oregon corporation, ("Hollywood") and its wholly owned subsidiary, Hollywood Management Company, an Oregon corporation ("Subsidiary").
RECITALS

A. Hollywood and Subsidiary wish to enter into an agreement allocating their income tax obligations;

B. In consideration of the foregoing and other good and valuable consideration, the parties to this Agreement agree as follows:

AGREEMENT

1. General Statement of Policy. Hollywood shall prepare a federal consolidated income tax return and consolidated or combined and or separate state and local income tax returns on a calendar year basis for Hollywood and the Subsidiary Group, which are part of an "affiliated group," as that term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Hollywood is the common parent (the "Hollywood Group"). The term Subsidiary Group shall mean Subsidiary and all corporations (whether or not presently in existence) that, at the pertinent time, would be entitled to join with Subsidiary in filing consolidated federal income tax returns if Subsidiary were a common parent corporation and were not a member of the Hollywood Group. Subsidiary shall prepare and present to Hollywood for review and inclusion in the Hollywood Group income tax returns a separate federal consolidated income tax return and separate combined, consolidated or separate (as required) state and local income tax returns for the Subsidiary Group.
2. Applicable Taxes. The taxes, and the returns required in connection with such taxes, to which this Agreement applies include: (1) all taxes and related returns under Subtitles A and F in the Code and (2) income taxes and functionally similar taxes based upon taxable income (such as the Oregon corporate excise tax) levied by state and local jurisdictions on any member of the Hollywood Group. Such taxes shall be referred to in this Agreement as "income taxes." This Agreement does not apply to any employment-related taxes (such as taxes imposed under Subtitle C of the Code), taxes under Subtitles D and E of the Code, or other taxes not imposed with respect to taxable income of a corporation. Subsidiary shall be responsible for the timely filing of all returns for taxes and the timely payment of taxes to which this Agreement does not apply.
3. Payment of Income Taxes by Subsidiary. Subsidiary shall pay to Hollywood the portion of the Hollywood Group's consolidated federal income tax liability allocable to the members of the Subsidiary Group under Treasury Regulation 1.1552-1(a)(1) (and amendments or successors thereto). In addition, Subsidiary shall pay to Hollywood an amount equal to the Hollywood Group's aggregate state and local income tax liabilities, multiplied by the Subsidiary Group Percentage, which is defined to be the ratio of (i) Subsidiary's payment prescribed in the previous sentence, divided by (ii) the Hollywood Group's consolidated federal income tax liability.
4. Time of Payment. Payment of income taxes to Hollywood by Subsidiary shall be made in the following manner:
4.1. Federal Income Tax. Not later than the fifteenth day of April, June, September and December of each calendar year, Hollywood and Subsidiary shall make a reasonable determination of the Hollywood Group's estimated income tax liability and the estimated Subsidiary Group Percentage. Based on those determinations, Subsidiary shall make quarterly payments to Hollywood on or before the fifteenth day of April, June, September and December of each calendar year equal to (i)
Hollywood's payment of estimated tax necessary to avoid underpayment under Code Section 6655 (and amendments or successors thereto), multiplied by (ii) the estimated Subsidiary
Group Percentage. Any excess of Subsidiary's income tax liability for any calendar year over the sum of its quarterly payments for that year shall be paid to Hollywood on or before the fifteenth day of March or within 15 days of the date the income tax return is filed, whichever is later, immediately following that calendar yaer. Any overpayment by Subsidiary shall be credited by Hollywood to Subsidiary's quarterly payment next due in the absence of a direction otherwise by Subsidiary.
4.2. Other Income Taxes. Subsidiary and Hollywood shall cooperate in making similar determination of the Hollywood Group's income tax liabilities to other taxing jurisdictions on or before the dates on which payments are required to be made to such jurisdictions. Subsidiary shall also make periodic tax payments to Hollywood, in an amount equal to (i) Hollywood's required payment multiplied by (ii) the estimated Subsidiary Group
Percentage, to allow Hollywood to satisfy those liabilities in a timely manner.
5. Adjustments to Prior Years. If the tax liability of the Hollywood Group or the separate tax liability of Subsidiary for any year covered by this Agreement is increased or decreased by reason of filing an amended return or returns (including carryback claims), or by reason of the examination of the returns by the Internal Revenue Service (the "Service") or other taxing jurisdiction, the amounts due to or from Hollywood for payment of income taxes under Sections 3 and 4 for each such year will be recomputed by Hollywood to reflect the adjustments to taxable income and tax credits for that taxable year and interest or penalties, if any. In the event of a proposed deficiency, Subsidiary may, at its option, prepay its portion of the proposed tax to avoid any additional interest assessments. In accordance with those recomputations, additional sums shall be paid by Subsidiary to Hollywood or paid by Hollywood to Subsidiary. Any amounts due
Subsidiary arising from a refund claim by Subsidiary that affects the Hollywood Group's consolidated, combined or separate income tax liability for a previous year shall be paid only to the extent, if any, to which the claim is allowed by the taxing jurisdiction. If any refunds are received by Hollywood with respect to the Hollywood Group, Hollywood shall make payment of credit, if any, to Subsidiary if Subsidiary are entitled to any part of the refund under this Agreement. A carryback of a net operating loss, tax credit or other special item of deduction or allowance of Subsidiary may give rise to a refund of taxes paid for prior years by Subsidiary; however, any such refund will be allowed only in accordance with Section 3 above.
6. Interest and Penalties. Hollywood will charge Subsidiary interest for underpayments of income tax liabilities and estimated payments in accordance with the relevant provisions of the Code or state or local law and at rates charged by the Service or other taxing authority as authorized by the Code or other law. Hollywood ordinarily will not charge penalties unless a penalty is assessed by a taxing authority and passed through to Hollywood, in which case such penalty will be passed through to Subsidiary, if Subsidiary's underpayment, return, or action gave rise to the penalty. Payment of interest or penalties shall be made by Subsidiary on demand by Hollywood.
7. New Group Members. If a new subsidiary corporation is acquired or created by Hollywood , that subsidiary shall, in the absence if an agreement between Hollywood and that subsidiary to the contrary, be bound by the terms of this Agreement in the same manner as Subsidiary.
8. Departing Members.
8.1. Federal Income Taxes. If Subsidiary is no longer permitted under the code to be included in the Hollywood Group's consolidated federal income tax return, Subsidiary shall be deemed a "Departing Member" as of the date the event that causes it no longer to be part of the Hollywood Group. The taxable income, tax credits, special items of deduction or allowance, quarterly income tax payments and income tax liabilities of the Departing Member shall be computed pursuant to this Agreement for that portion of the taxable year during which the Departing
Member was part of the Hollywood Group and any unused tax benefits of the Departing Member arising during that portion of the taxable year or in earlier years shall remain with Hollywood to the extent that the Hollywood Group has utilized any tax benefit of that Departing Member for the period in which the Departing Member was included in the Hollywood Group. Hollywood shall provide the Departing Member information regarding the amounts of any tax benefits unused by the Hollywood Group for utilization by Departing Member in later separate return years in accordance with provisions of applicable law.
8.2. Other Income Taxes.  Rules similar to those in subparagraph
8.1 above, but modified to the extent necessary to be consistent with the laws of the particular taxing jurisdiction, shall apply to govern circumstances in which a Hollywood Group member is no longer considered part of the group that files a combined or consolidated return with a taxing jurisdiction.
9. Determination of Sums Due from and Payable to Subsidiary. Hollywood shall determine the sums due from and payable to Subsidiary pursuant to this Agreement. Subsidiary agrees to provide to Hollywood with such information as may be reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this Agreement shall be resolved by Hollywood in an equitable manner.
10. Tax Controversies. If a consolidated federal income tax return of the Hollywood Group for any taxable year during which this Agreement is in effect is examined by the Service or a consolidated, combined or separate return is examined by any state or local taxing jurisdiction, the examination as well as any other matters relating to that tax return, including any tax litigation, shall be handled by Hollywood on behalf of the Hollywood Group.
11. Effective Date.  This Agreement shall be effective as of January 1
1998.
12. Changes in Tax Year. In the event that Hollywood changes its tax year end to other than a calendar year, Subsidiary shall change its tax year to coincide with Hollywood's tax year, and all references in this Agreement to due dates of tax returns and payments shall be modified to refer to the corresponding quarterly or annual periods.
13. Miscellaneous.
13.1. No Inconsistent Agreements. None of the parties hereto will, on or after the date of this Agreement, enter into any agreement that is inconsistent with the rights granted to the other party in this Agreement or otherwise conflicts with the provisions hereof.
13.2. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given without the prior written consent of Hollywood.
13.3. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, facsimile or air courier guaranteed overnight delivery:
(i) if to Hollywood, to it at:

25600 SW Parkway Center Drive
Wilsonville, Oregon 97070
(ii) if to Subsidiary, to it at:

25600 SW Parkway Center Drive
Wilsonville, Oregon 97070

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if delivered by facsimile; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.
13.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.
13.5. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
13.6. Headings. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning thereof.
13.7. Oregon Law; Submission to Jurisdiction; Waiver of Jury Trial.
This Agreement shall be construed in accordance with and governed by the laws of the state of Oregon. By the execution and delivery of this Agreement, each party hereto submits to the nonexclusive jurisdiction of the United States District Court for the district of Oregon and of any Oregon state court sitting in Portland for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby
13.8. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of any such provision in such jurisdiction in any other respect and of the remaining provisions herein shall not be affected or impaired thereby.
13.9. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter contained herein and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
13.10. Attorneys Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys' fees, including such fees on appeal, in addition to its costs and expenses and any other available remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or representatives as of the date hereof.

HOLLYWOOD ENTERTAINMENT CORPORATION

By:	/s/ Donald J. Ekman
	Name:
	Title:  SR. Vice Pres.


HOLLYWOOD MANAGEMENT COMPANY

By:	/s/ Donald J. Ekman
	Name:
	Title:  SR. Vice Pres.